Exhibit 99.1

FOR FURTHER INFORMATION PLEASE CONTACT:

Vincent A. Paccapaniccia

Chief Financial Officer

(215) 569-9900

FOR IMMEDIATE RELEASE

    September 6, 2012

CSS INDUSTRIES, INC. ANNOUNCES THE SALE OF THE HALLOWEEN PORTION OF ITS PAPER MAGIC BUSINESS

CSS Industries, Inc. (NYSE: CSS) announced today that it has sold the Halloween portion of its Paper Magic Group, Inc. (“PMG”) business to Gemmy Industries (HK) Limited (“Gemmy”). Under the terms of the purchase agreement executed yesterday, Gemmy acquired, upon execution of the agreement, certain tangible and intangible assets associated with PMG’s Halloween business. As part of the transaction, PMG will remain responsible for the manufacture, sale and distribution of all PMG Halloween products (such as Halloween masks, costumes, make-up and novelties) for the Halloween 2012 season. Stifel Nicolaus Weisel served as exclusive financial advisor to CSS in the transaction.

“As part of a continuing review of our PMG seasonal business, we decided that the sale of PMG’s Halloween business was appropriate at this time, as it will allow management to focus our time and resources on more profitable product categories,” said Christopher J. Munyan, President and Chief Executive Officer of CSS. As a result of this transaction, CSS expects to incur pre-tax charges, net of proceeds, in a range of approximately $6.0 to $7.6 million, all as further described in CSS’ Form 8-K filed today.

“Because the closing of this transaction occurs as we are completing our shipment of Halloween 2012 products to our customers,” said Mr. Munyan, “we agreed that CSS will finish its commitments to our customers for the Halloween 2012 season, and that Gemmy will provide Halloween products for the Halloween 2013 season and thereafter. We also agreed that Gemmy will be able to use the “PMG Halloween” name for the Halloween 2013 season.”

“Gemmy is a highly respected provider of consumer décor products, including Halloween décor products,” continued Mr. Munyan, “and we believe that, as a result of this transaction, Gemmy will be able to enhance its product offerings.”

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion social expression products, principally to mass market retailers. These seasonal and all occasion products include decorative ribbons and bows, boxed greeting cards, gift tags, gift wrap, gift bags, gift boxes, gift card holders, decorative tissue paper, decorations, classroom exchange Valentines, floral accessories, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals, note cards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

Gemmy has emerged as a leader in innovation and design of seasonal décor, animated gifts and unique novelty items. Their special approach to product development and hands-on attitude has led to the creation of recognizable brands such as the Airblown® Inflatables, Airblown® SnowGlobes™, LightShow™, the Butterfly Collection and the unforgettable Big Mouth Billy Bass™. Their products can be found at all national retailers.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements indicating that the sale of the PMG Halloween business will allow management to focus time and resources on more profitable product categories and statements regarding the amount of certain charges that CSS expects to incur in connection with such sale. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; risks associated with the disposition of the PMG Halloween business, including the risk that the charges to be incurred in connection with such sale may exceed CSS’ current estimates, and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and elsewhere in the Company’s SEC filings. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.